                            COLD SPRING CAPITAL INC.
                           51 Locust Avenue, Suite 302
                          New Canaan, Connecticut 06840



                                November 9, 2005


BY EDGAR AND FACSIMILE (202-772-9206)
Securities and Exchange Commission
Division of Corporation Finance
100 F Street, NE
Washington, D.C.  20549
Attn:  William A. Bennett

     Re:  Cold Spring Capital Inc.
          S-1 Registration Statement, File No. 333-125873
          -----------------------------------------------

Ladies and Gentlemen:

     The undersigned registrant hereby requests, pursuant to Rule 461 promulgated under the Securities Act of 1933, as amended, that the effective date of the above-referenced Registration Statement be accelerated so that it may become effective as of 16:00, eastern standard time, on November 10, 2005 or as soon thereafter as practicable.

                                Sincerely,

                                COLD SPRING CAPITAL INC.



                                By: /s/ Joseph S. Weingarten
                                    ------------------------------------
                                    Name:  Joseph S. Weingarten
                                    Title: President and Treasurer

                            COLD SPRING CAPITAL INC.
                           51 Locust Avenue, Suite 302
                          New Canaan, Connecticut 06840

                                November 9, 2005

BY EDGAR AND FACSIMILE (202-772-9206)
Securities and Exchange Commission
Division of Corporation Finance
100 F Street, NE
Washington, D.C.  20549
Attn:  William A. Bennett

Re:  Cold Spring Capital Inc.
     Registration Statement No. 333-125873
     -------------------------------------

Ladies and Gentlemen:

     In connection with the undersigned's request for acceleration of the effectiveness of the above-referenced Registration Statement pursuant to Rule 461 promulgated under the Securities Act of 1933, as amended, the undersigned registrant hereby acknowledges that:

     o should the Commission or the staff, acting pursuant to delegated authority, declare the filing effective, it does not foreclose the Commission from taking any action with respect to the filing;

     o the action of the Commission or the staff, acting pursuant to delegated authority, in declaring the filing effective, does not relieve the company from its full responsibility for the adequacy and accuracy of the disclosure in the filing; and

     o the company may not assert the declaration of effectiveness as a defense in any proceeding initiated by the Commission or any person under the federal securities law of the United States.

     In addition, the undersigned registrant further acknowledges that the Division of Enforcement has access to all information provided to the staff of the Division of Corporation Finance in connection with the filing.

                                         Sincerely,

                                         COLD SPRING CAPITAL INC.


                                         By: /s/ Joseph S. Weingarten
                                             -----------------------------------
                                             Name:  Joseph S. Weingarten
                                             Title: President and Treasurer


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                          DEUTSCHE BANK SECURITIES INC.
                                 60 WALL STREET
                            NEW YORK, NEW YORK 10005


November 9, 2005

BY EDGAR AND FACSIMILE ((202) 772-9206)
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549
Attn:  William A. Bennett

RE: COLD SPRING CAPITAL INC.
    REGISTRATION STATEMENT ON FORM S-1
    FILE NO. 333-125873

Ladies and Gentlemen:

     In connection with the above-captioned offering please be advised that, pursuant to Rule 461 under the Securities Act of 1933, as amended, the undersigned hereby join in the request of Cold Spring Capital Inc. that the effective date of the Registration Statement be accelerated so that the Registration Statement may become effective 16:00 EST on November 10, 2005, or as soon thereafter as practicable.

Sincerely,

DEUTSCHE BANK SECURITIES INC.
    As representative of the several underwriters



By: /s/ JEFFREY MORTARA
    -------------------------
    Name: Jeffrey Mortara
    Title: Managing Director